NEWS RELEASE
https://ir.homestreet.com/news-events/news/default.aspx

HomeStreet Closes sale of
$990 Million in Multi-Family Loans
SEATTLE, WA - December 31, 2024 - HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank (the "Bank"), announced the closings of the previously announced sale by the Bank, on a servicing retained basis, of $990 million of multifamily commercial real estate loans, at a price, including the value of the retained servicing, of approximately 92% of the principal balance of the loans. Substantially all of the proceeds from the sale were used to pay down Federal Home Loan Bank borrowings.

About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiary is HomeStreet Bank. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Investor contact:
John Michel, Executive Vice President, Chief Financial Officer
john.michel@homestreet.com
206-515-2291

Media contact:
Misty Ford
misty.ford@homestreet.com
206-876-5506